SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         THE HALLWOOD GROUP INCORPORATED
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             (Exact name of registrant as specified in its charter)

            Delaware                                            51-0261339
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(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                              Identification No.)

3710 Rawlins, Suite 1500, Dallas, Texas                            75219
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(Address of principal executive offices)                         (Zip Code)

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered

         Common Stock,                             The American Stock Exchange
         par value $.10

         Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                 Title of Class




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ITEM 1.           Description of Securities To Be Registered.
                  ------------------------------------------

         The Company has authority to issue 10,000,000 shares of common stock, par value $.10 per share (the "Common Stock"), 1,424,789 shares of which are outstanding. The 10,000,000 shares of Common Stock are to be registered hereunder. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of preferred stock, if any. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

         Restrictions on Transfer
         ------------------------

(i) The Common Stock has certain restrictions on transfer providing that until the earliest of July 31, 2009, the date the Company no longer has any unutilized federal income tax net operating loss carryovers, capital loss carryovers or tax credit carryovers, whether or not such carryovers are currently in existence (the "Carryforwards") or the date after which Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") is repealed or not applicable to the restrictions on transfer described herein: (A) any attempted sale, transfer, assignment or other disposition (including the granting of any option (within the meaning of Section 382 of the Code and the Income Tax Regulations as now in effect or hereafter promulgated pursuant thereto (the "Regulations")) (the "Option") or entering into of any agreement for the sale, transfer or other disposition) (a "Transfer"), of any share or shares of the Common Stock or of any Option to acquire the Common Stock, to any person or entity or group of persons or entities acting in concert (a "Transferee") who owns or owned, directly or indirectly, at any time during the four- year period ending on the day of the Transfer, an aggregate number of shares of the Company's stock (taking into account for this purpose all interests in the Company that are treated as stock for purposes of Section 382(g)(1) of the Code and no other interests in the Company (the "Stock")) having a fair market value equal to or greater than 4.75% of the fair market value of the Company's then outstanding Stock shall be void ab initio insofar as it purports to transfer ownership to such Transferee of any shares of Common Stock or any Option to acquire Common Stock to any Transferee not described in clause (A) hereof who or that would own, as a result of the Transfer of any share or shares of the Company's Stock or of any Option to acquire the Company's Stock, an aggregate number of shares of the Company's Stock having a fair market value equal to or greater than 4.75% of the aggregate fair market value of all of the Company's Stock then outstanding shall, as to the number of shares representing the excess of 4.75%, be void ab initio insofar as it purports to transfer ownership to such Transferee of any shares of Common Stock or any Option to acquire Common Stock.



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(ii) The  restrictions in subparagraph (i) above are for the purpose of reducing the risk of occurrence of an "ownership change" within the meaning of Section 382(g) of the Code and the Regulations that would result in the disallowance or limitation of the Company's utilization of the Carryforwards and to maintain the tax advantage of the Company associated with the Carryforwards.

(iii) Neither clause (A) nor clause (B) of subparagraph (i) above shall restrict any Transfer of Common Stock of the Company if (A) a majority vote of the Board of Directors gives prior written approval of such Transfer and (B) if requested by the Board of Directors, counsel to the Company shall have delivered its opinion that such Transfer would not result in an "ownership change" within the meaning of Section 382(g) of the Code and the Regulations that would result in the elimination of the Company's utilization of the Carryforwards. The Board of Directors has the authority to adopt procedures for administration of these restrictions. No employee or agent of the Company is permitted to record any attempted or purported Transfer of Common Stock of the Company made in violation of these restrictions and no Transferee of Common Stock of the Company made in violation of these restrictions shall be deemed to have acquired ownership of the Common Stock for any purpose. Such intended Transferee shall not be entitled to any rights as a shareholder of the Company with respect to such Common Stock including, but not limited to, the right to vote such Common Stock or to receive any distributions in respect thereof, whether as dividends or in liquidation.

(iv) If the  procedures  adopted  by the  Board of  Directors  so  require,  the
Company's transfer agent shall not issue any certificates effecting the Transfer, assignment or disposition or purported Transfer, assignment or other disposition of legal ownership of any shares of Common Stock unless the transfer agent receives from the proposed Transferee, in addition to any other information requested by it, a certificate signed under penalty of perjury attesting to the fact that the Transferee does not, and will not as a result of the proposed Transfer, assignment or other disposition, own an aggregate number of shares of the Company's outstanding Stock having a fair market value equal to or greater than 4.75% of the aggregate fair market value of all of the Company's outstanding Stock. If the transfer agent receives a request to change record ownership of Common Stock that appears to violate these restrictions, the transfer agent shall notify the Company. If the Board of Directors or an officer of the Company determines that the Transfer would violate these restrictions, the Company shall advise the transfer agent and the transfer agent shall not make such change in ownership of the Common Stock and shall return the stock certificates representing such shares to any agent designated by the Company (the "Agent").

(v) Unless approved by the Board of Directors pursuant to subsection (iii) above, any attempted Transfer of shares of Common Stock or any Option to acquire shares of Common Stock in excess of the shares that could be Transferred to the Transferee without restriction under subparagraph (i) above shall not be effective to Transfer ownership of such excess shares or Options (the "Prohibited Shares") to the purported acquirer thereof (the "Purported Acquirer"), who shall not be entitled to any rights as a shareholder of the Company (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall be the property of the Agent until the Prohibited Shares are resold as set forth in subparagraph (A) or (B) below. The Purported Acquirer, by acquiring ownership of shares of Common Stock that are not Prohibited Shares, shall be deemed to have consented to all of the provisions relating to these restrictions and to have acted as provided in the following subparagraph (A).

         (A) Upon demand by the Company, the Purported Acquirer shall transfer any certificate or evidence of ownership of the Prohibited Shares and any dividends or other distributions paid by the Company with respect to the Prohibited Shares to the Purported Acquirer (the "Prohibited Distributions") to the Agent. If the Purported Acquirer has sold the Prohibited Shares to an unrelated party in any arm's-length transaction after purportedly acquiring them, the Purported Acquirer shall be deemed to have sold the Prohibited Shares as agent for the Agent and shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquirer to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquirer pursuant to the following subparagraph (B) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquirer. Any purported transfer of the Prohibited Shares by the Purported Acquirer other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

         (B) The Agent shall sell in an arm's-length transaction (through a stock exchange where the Common Stock is traded, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquirer and the proceeds of such sale (the "Sale Proceeds") or Resale Proceeds, if applicable, shall be allocated to the Purported Acquirer up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquirer for the Prohibited Shares, and (ii) where the purported Transfer of the Prohibited Shares to the Purported Acquirer was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquirer pursuant to the preceding sentence, together with any Prohibited Distributions, shall be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to any entity designated by the Company that is described in Section 501(c)(3) of the Code. In no event shall any such amount inure to the benefit of the Company or the Agent, but said amounts may be used to cover expenses incurred by the Agent.

         (C) Within 30 business days of learning of a purported Transfer of Prohibited Shares to a Purported Acquirer, the Company through its Secretary shall demand that the Purported Acquirer surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquirer within 30 business days from the date of such demand, the Company shall institute legal proceedings to compel such transfer; provided, however, that nothing in this subparagraph shall



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preclude  the  Company  in  its  discretion  from   immediately   bringing legal
proceedings without a prior demand, and also provided that failure of the Company to act within the time periods set out in this subparagraph shall not constitute a waiver of any right of the Company to compel any transfer required by these restrictions.

         (D) For a period of 90 days after learning of an attempted or purported Transfer or unpermitted registration of shares in violation of these restrictions, the Company may elect to acquire such shares at the same purchase price agreed to be paid by the intended Transferee, in which case the Company shall be obligated to pay to the intended Transferee of such shares the amount of any payments made by such intended Transferee to the transferor for such shares; such amounts shall be payable to the intended Transferee in three equal installments, without interest. The first such installment shall be payable within 10 days after the Company exercises such right and the remaining installments shall be payable on the first and second anniversaries, respectively, of such exercise. The Company may exercise such election by giving written notice thereof to the intended Transferee.

         (E) Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquirer, the Board of Directors may take such action in addition to any action required by the preceding subparagraph as it deems advisable.

(vi) Until the earliest of July 31, 2009, such date as the Company shall no longer have any unutilized Carryforwards or such date after which Section 382 of the Code is repealed or substantially modified such that in the opinion of counsel to the Company, the restrictions on transfer are no longer necessary to accomplish their intended purpose, all certificates representing shares of Common Stock shall conspicuously bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN ARTICLE FOURTH OF THE CORPORATION'S CERTIFICATE OF INCORPORATION, THE TEXT OF WHICH IS SUMMARIZED ON THE REVERSE SIDE OF THIS CERTIFICATE. ANY ATTEMPT TO ACQUIRE COMMON STOCK OF THE CORPORATION IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL AND VOID AND MAY RESULT IN FINANCIAL LOSS TO THE PERSON OR ENTITY ATTEMPTING SUCH ACQUISITION."

ITEM 2.           Exhibits.
                  --------

         The securities described herein are to be registered on The American Stock Exchange, on which no other securities of the Company are registered. Accordingly, pursuant to Part II to the Instructions as to Exhibits on Form 8-A, the following exhibits are not filed with, or incorporated by reference in, copies of this Registration Statement on Form 8-A filed with the Commission, but are filed as part of this Registration Statement on Form 8-A with The American Stock Exchange.

     1.1 Annual Report of the Company on Form 10-K for the year ended December 31, 1999.

     2.1 Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2000.

     3.1 Proxy Statement of the Company, dated April 11, 2000, for the Annual Meeting of Shareholders held May 19, 2000.

     4.1 Second Restated Certificate of Incorporation of the Company, is incorporated herein by reference to Exhibit 4.2 to the Company's Form S-8 Registration Statement, File No. 33-63709.

     4.2  Restated Bylaws of the Company is incorporated  herein by reference to
          Exhibit 3.2 to the Company's Form 10-K for the year ended December 31, 1997, File No. 1-8303.

     5.1  Specimen Certificate evidencing Common Stock.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   June 22, 2000

                                                THE HALLWOOD GROUP INCORPORATED



                                                By:     /s/ William L. Guzzetti
                                                        ------------------------
                                                        Executive Vice President